UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
Perceptron, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
SEC 1913 (02-02)

47827 Halyard Drive
Plymouth, Michigan 48170-2461
(734) 414-6100 Facsimile: (734) 414-4700
October 7, 2010
Dear Perceptron Shareholder:
You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Perceptron, Inc. (“Company”) to be held on Tuesday, November 16, 2010, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170.
The attached notice of the meeting and Proxy Statement describe the items of business to be transacted:
     (a) The election of eight directors,
     (b) The ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2011, and
     (c) Such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors encourages you to read the Proxy Statement carefully. We have also made available a copy of our Annual Report for fiscal year 2010. We encourage you to read the Annual Report, which includes information about our business and products, as well as our audited financial statements.
After the formal business session at the Annual Meeting of Shareholders, there will be a report to the shareholders on the progress of the Company along with a discussion period. I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to sign, date and return the accompanying proxy in the postage-paid envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States.

Sincerely,
/s/ Harry T. Rittenour
Harry T. Rittenour
President and Chief Executive Officer

47827 Halyard Drive
Plymouth, Michigan 48170
NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m., Eastern Time, on Tuesday, November 16, 2010

PLACE	Perceptron, Inc. Corporate Headquarters
47827 Halyard Drive
Plymouth, MI 48170

ITEMS OF BUSINESS	1. To elect eight directors to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified.
2. To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2011, and
3. To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on September 24, 2010.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. If you hold your shares beneficially in street name with a broker, you can vote your shares electronically via the Internet or by telephone or if you are a record shareholder by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.
     A certified list of shareholders entitled to vote at the meeting will be available for examination by any shareholder during the meeting at the corporate offices at 47827 Halyard Drive, Plymouth, Michigan 48170.
     A copy of the 2010 Annual Report for the fiscal year ended June 30, 2010 and Proxy Statement accompanies this notice.

By the Order of the Board of Directors
/s/ David W. Geiss
David W. Geiss
Vice President, General Counsel & Secretary
October 7, 2010

     The vote of every shareholder is important, and your cooperation in promptly voting via the Internet, by phone or by returning your marked, dated and signed proxy will be appreciated. The proxy is revocable and will not affect your right to vote in person if you attend the meeting. Your proxy will, however, help to assure a quorum and to avoid added proxy solicitation costs.

PERCEPTRON, INC.
2010 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

PROXY STATEMENT

PERCEPTRON, INC.
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 9:00 A.M. ON NOVEMBER 16, 2010

INTRODUCTION
     This Proxy Statement and the accompanying Notice of the 2010 Annual Meeting of Shareholders, 2010 Annual Report and proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Perceptron, Inc., a Michigan corporation (the “Company”). The proxies are being solicited for use at the 2010 Annual Meeting of Shareholders (“Annual Meeting”) of the Company to be held at the corporate offices of the Company on Tuesday, November 16, 2010, at 9:00 a.m., local time, and at any adjournment of that meeting. The corporate offices of the Company are located at 47827 Halyard Drive, Plymouth, Michigan 48170, and the Company’s telephone number is (734) 414-6100. The Company expects that this Proxy Statement and the accompanying materials will be first sent or given to shareholders on or about October 7, 2010.
     Only shareholders of record of the Company’s Common Stock, $0.01 par value (“Common Stock”) at the close of business on September 24, 2010 (“Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, there were 8,988,233 shares of Common Stock outstanding and entitled to vote. The Company has no other class of stock outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. See “Share Ownership of Management and Certain Shareholders” for a description of the beneficial ownership of the Common Stock.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 16, 2010.
•	The Notice of the 2010 Annual Meeting of Shareholders, Proxy Statement and our 2010 Annual Report are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=05067. The Notice of the 2010 Annual Meeting of Shareholders, Proxy Statement, our 2010 Annual Report and form of proxy were distributed via mail and made available via the Internet to shareholders on or about October 7, 2010.
     Directors, officers and other employees of the Company may solicit, without additional compensation, proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions. Although the Company does not anticipate retaining a proxy solicitation firm to aid in solicitation of Proxies from its shareholders, if such a firm is retained, it would be paid customary fees and would be reimbursed for out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company’s Common Stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of the 2010 Annual Meeting of Shareholders, the Proxy Statement, the 2010 Annual Report and the accompanying proxy card, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company. Only one Notice of the 2010 Annual Meeting of Shareholders, Proxy Statement and Annual Report, as applicable, will be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request from a shareholder who shares an address with another shareholder, the Company shall deliver a separate copy of the Notice of the 2010 Annual Meeting of Shareholders, Proxy Statement and Annual Report. In the future, shareholders can call or write the Company for a separate notice, annual report or proxy statement at (734) 414-6100 or 47827 Halyard Drive, Plymouth, MI 48170-2461. Similarly, those shareholders who share an address and wish to receive only one copy of the notice, annual report or proxy statement when they are receiving multiple copies can also call or write the Company at the number and address given above.
     Shares may be voted by record holders in two separate ways as follows: (i) by completing and mailing the proxy, or (ii) by ballot at the Annual Meeting. Shares represented by a duly executed proxy, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder thereon if the proxy is received by the Company before the close of business on November 16, 2010. Shares represented by a proxy received after this time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before the vote of shareholders is taken. IF NO INSTRUCTIONS ARE PROVIDED ON A PROXY RETURNED BY THE SHAREHOLDER, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED IN THIS PROXY STATEMENT AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DESCRIBED IN THIS PROXY STATEMENT. A proxy also gives Messrs. Harry T. Rittenour, John H. Lowry, III and David W. Geiss discretionary authority, to the extent permitted by law, to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting; however, the Board does not intend to present any other matters at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at the Company’s corporate offices at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person, if the shareholder is a shareholder of record (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
     If a shareholder owns shares through a bank or brokerage firm in street name, the shareholder’s bank or brokerage firm is required to vote the shares according to the shareholder’s instructions. In order to vote the shares, a shareholder will need to follow the directions the bank or brokerage firm provides. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by the bank or brokerage firm on its vote instruction form. Under the rules of The New York Stock Exchange (“NYSE”), if a shareholder does not give instructions to a brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” matters that are deemed by the NYSE to be routine (e.g., the ratification of the appointment of independent auditors), but it will not be allowed to vote shares with respect to certain “non-discretionary” items. Effective January 1, 2010, the election of directors is no longer considered to be a routine matter, and a broker will not have discretionary authority with respect to election of directors. If a shareholder does not provide voting instructions to a broker with respect to non-discretionary items such as election of directors, the shares will not be voted for any such proposal. In such case, the shares will be treated as “broker non-votes.” The ratification of the Company’s independent auditors is considered a routine matter, so a bank or broker will have discretionary authority to vote such shares held in street name on that proposal. A broker non-vote may also occur if a broker fails to vote shares for any reason.
     Abstentions, broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters from the beneficial owner) and withheld votes with respect to the election of directors, are counted only for purposes of determining whether a quorum is present at the 2010 Annual Meeting. Broker non-votes and withheld votes will be excluded entirely from the vote on the election of directors and will, therefore, have no effect on the election. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. Approval of the ratification of the Company’s independent auditors requires a majority of the votes cast on the matter. For purposes of determining the number of votes cast with respect to the ratification of the Company’s independent auditors, only those cast “for” or “against” are included, and abstentions and broker non-votes are not counted for this purpose.

MATTERS TO COME BEFORE THE MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
     At the Annual Meeting, Shareholders will be asked to elect a Board of eight directors to hold office, in accordance with the Bylaws of the Company, until the 2011 annual meeting and until the election and qualification of their successors, or until their resignation or removal. The shares represented by properly executed proxies will be voted in accordance with the specifications made therein. PROXIES WILL BE VOTED “FOR” THE ELECTION OF SUCH NOMINEES UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD. If a nominee is unable to serve or, for good cause, will not serve, the proxy confers discretionary authority to vote with respect to the election of any person to the Board. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected to the Board. Shares may not be voted cumulatively for the election of directors.
     The nominees named below have been selected by the Board of the Company. Each of the nominees is currently a director of the Company. The following table sets forth information regarding the nominees for election to the Company’s Board. In addition, a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of the nominees and each of the continuing members of the Board should serve as a director follows the biographical information of each nominee below.

Name and Age	Position, Principal Occupations and Other Directorships
W. Richard Marz, 67	Director since 2000 and Chairman of the Board since January 2008. Mr. Marz is President of MMW Group, a private technology consulting group he founded in 2006. From August 2005 to August 2006, he was a technical consultant to LSI Corporation (“LSI”), and prior to that time he was Executive Vice President, Worldwide Strategic Marketing (December 2003 to August 2005), Executive Vice President, Communications and ASIC Technology (February 2002 to December 2003), Executive Vice President, ASIC Technology (July 2001 to February 2002) and Executive Vice President, Geographic Markets (May 1996 to July 2001) of LSI. LSI is a semiconductor manufacturer. Mr. Marz also serves as a director of Lattice Semiconductor, Inc.

Mr. Marz brings to the Company extensive sales, marketing and engineering experience in semiconductor and related industries. Mr. Marz managed the field applications engineering activities in two corporations and the corporate marketing functions in two global semiconductor companies. Mr. Marz also brings significant governance experience to the Company by way of his service on the boards of directors of various public and private companies.

David J. Beattie, 68	Director since 1997. Mr. Beattie is retired. Mr. Beattie was President of McNaughton — McKay Electric Company (“MME”) from February 2001 to December 2004. Prior to that, Mr. Beattie was employed by MME since 1978 in various capacities including Chief Engineer, Sales Manager, Vice President, Senior Vice President Sales and Marketing and Chief Operating Officer of MME’s Southern region. MME is a distributor of industrial automation products and services.

Mr. Beattie brings to the Company extensive sales, marketing and engineering experience in industrial automation industries.

Name and Age	Position, Principal Occupations and Other Directorships
Kenneth R. Dabrowski, 67	Director since 1999. Mr. Dabrowski has been President of the Durant Group, L.L.C., a management consulting firm, since January 1999, and Chairman of the Advisory Board of American Industrial Partners, a New York based private equity firm. From 2005 to 2010, Mr. Dabrowski was a partner at American Industrial Partners. He was a member of the faculty at Massachusetts Institute of Technology from June 1999 to January 2005. Mr. Dabrowski was Vice President, Global Quality and Process Leadership, Ford Automotive Operations of Ford Motor Company from September 1996 to January 1999. Mr. Dabrowski has served as a director of various public and private companies over the past fifteen years.

Mr. Dabrowski brings to the Board extensive engineering, product development, quality, information technology and automotive operations experience, as well as mergers and acquisitions experience from his work in private equity.

Philip J. DeCocco, 72	Director since 1996. Mr. DeCocco has been President of Sturges House, LLC, a company founded by Mr. DeCocco, since 1983. Sturges House, LLC offers executive recruiting and management consulting services in human resources, strategic planning, executive development and organization design and development to various companies.

Mr. DeCocco’s extensive senior level human resources and consulting experience provides the Board with valuable insights and guidance in the human resources arena, including executive compensation and benefits, the development and succession of management, human resources strategy, and specific human resources and strategic planning matters.

Robert S. Oswald, 69	Director since 1996. Mr. Oswald has been Chief Executive Officer since March 2006 and a director of Paice, LLC, which is in the business of developing hybrid electric power train technology. Mr. Oswald was Chairman, Bendix Commercial Vehicle Systems, LLC, a manufacturer of air brakes and other safety systems, from October 2003 to December 2009 and served as Chairman and Chief Executive Officer from March 2002 to September 2003. Mr. Oswald was Chairman, President and Chief Executive Officer of Robert Bosch Corporation, a manufacturer of automotive components and systems, and a member of the Board of Management of Robert Bosch, GmbH from July 1996 to December 2000. Mr. Oswald served as a director of one other public company, Dura Automotive Systems, Inc., during the past five years.

Mr. Oswald brings a deep understanding of the automotive and commercial products industries from his many years serving in senior leadership roles at automotive and commercial product companies, as well as technical expertise from his engineering education and various operational positions throughout his career.

James A. Ratigan, 62	Director since 2003. Since May 2006, Mr. Ratigan has served as Vice President and Chief Financial Officer of Nitric BioTherapeutics, Inc., a privately held specialty pharmaceutical, drug delivery systems and biotechnology company. From August 2003 to April 2006, Mr. Ratigan was an independent consultant providing consultative services to two specialty pharmaceutical companies, a biotechnology company and a private equity firm. From June 1997 to August 2003, Mr. Ratigan was Executive Vice President, Chief Financial Officer and Secretary of Orapharma, Inc., a specialty pharmaceutical company that was acquired by Johnson and Johnson, Inc. Mr. Ratigan was a director of Perceptron from 1989 to 1996 and served as Perceptron’s Chief Operating Officer from May 1994 to April 1996 and Chief Financial Officer from December 1993 to June 1996.

Mr. Ratigan’s historical knowledge of the Company and its operations including his previous experience serving on the Company’s Board, as well as his extensive mergers and acquisitions and financial and executive management experience and financial expertise, provide important insight to the Board.

Name and Age	Position, Principal Occupations and Other Directorships
Harry T. Rittenour, 64	Director since 2008. Since January 2008, Mr. Rittenour has been President and Chief Executive Officer of the Company. Prior to that he was Senior Vice President — Product Production and Quality from May 2001 to January 2008, Senior Vice President — Industrial Businesses Segment from May 2000 to May 2001 and Vice President — Quality Assurance from January 1997 to May 2000. From 1993 to January 1997, Mr. Rittenour was the Branch Director, Office of the Chief of Naval Operations in Washington, D.C. Mr. Rittenour retired from the U.S. Navy in 1997 as Rear Admiral.

Mr. Rittenour brings significant leadership experience and a deep understanding of the Company’s historical and current business strategies, objectives and products gained through his experience as Company’s President and Chief Executive Officer and as a Vice President of the Company.

Terryll R. Smith, 60	Director since 1996. Mr. Smith has been President and Chief Executive Officer of Water Security Corp., an early stage technology start-up focused on drinking water applications, since January 2007. He was President and Chief Executive Officer of Novation Environmental Technologies Inc., a water purification company, from January 2000 to January 2007. From 1998 to 1999, Mr. Smith was President and Chief Executive Officer of picoNetworks, an integrated circuits and software services company. From 1989 to 1998, Mr. Smith held various senior sales and marketing positions including Group Vice President, Sales and Marketing, Group Vice President, Applications Solutions Products and Vice President, International Sales and Marketing with Advanced Micro Devices, Inc., a manufacturer of integrated circuits.

Mr. Smith brings considerable sales and marketing experience to the Board including extensive experience in international markets.
Director Compensation for Fiscal 2010
     The following table provides information as to compensation paid by the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended June 30, 2010 by the members of our Board of Directors, other than Mr. Rittenour, whose compensation is described under “Compensation of Executive Officers”. All payments to members of the Board of Directors set forth in the table are made pursuant to the standard director compensation arrangements described under “Standard Director Compensation Arrangements.”
DIRECTOR COMPENSATION FOR FISCAL 2010

				All Other
	Fees Earned or Paid		Option Awards	Compensation	Total
Name	in Cash ($)		($)(1)(2)	($)	($)
W. Richard Marz	100,000	(3)	0	0	100,000
David J. Beattie	33,500		0	0	33,500
Kenneth R. Dabrowski	35,500	(4)	0	0	35,500
Philip J. DeCocco	35,500	(5)	0	0	35,500
Robert S. Oswald	30,500	(6)	0	0	30,500
James A. Ratigan	35,500		0	0	35,500
Terryll R. Smith	30,500		0	0	30,500

(1)	No stock options were granted to any member of the Board of Directors during fiscal 2010.

(2)	At June 30, 2010, the members of our Board of Directors, other than Mr. Rittenour, held the following aggregate number of stock options:

Number of Securities
Name	Underlying Options
W. Richard Marz	86,000
David J. Beattie	36,000
Kenneth R. Dabrowski	39,000
Philip J. DeCocco	39,000
Robert S. Oswald	30,000
James A. Ratigan	42,000
Terryll R. Smith	33,000

(3)	The director used $25,000 of his cash director fees to purchase 6,614 shares of the Common Stock, at the fair market value of Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Stock Incentive Plan (the “2004 Stock Plan”) described under “Matters To Come Before the Meeting — Proposal 1 — Election of Directors — Standard Director Compensation Arrangements” below.

(4)	The director used $17,748.65 of his cash director fees to purchase 4,828 shares of the Common Stock, at the fair market value of Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Stock Plan described under “Matters To Come Before the Meeting — Proposal 1 — Election of Directors — Standard Director Compensation Arrangements” below.

(5)	The director used all of his cash director fees to purchase 9,371 shares of the Common Stock, at the fair market value of Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Stock Plan described under “Matters To Come Before the Meeting — Proposal 1 — Election of Directors — Standard Director Compensation Arrangements” below.

(6)	The director used all of his cash director fees to purchase 8,049 shares of the Common Stock, at the fair market value of Common Stock on the date of purchase, pursuant to the Directors Stock Purchase Rights Option of the 2004 Stock Plan described under “Matters To Come Before the Meeting — Proposal 1 — Election of Directors — Standard Director Compensation Arrangements” below.
Standard Director Compensation Arrangements
     Our standard compensation arrangements for our Board of Directors who are not our employees (the “Eligible Directors”) are:

		Non-Executive
Type of Compensation	Director	Board Chair
Board Annual Retainer	$20,000	$100,000
Committee Chair Annual Retainers:
Audit	$8,000	—
Other	$5,000	—
Committee Annual Retainers Per Committee	$3,000	—
     The annual cash retainers identified above are paid quarterly on September 1, December 1, March 1 and June 1. All Eligible Directors, other than the non-executive Board Chair, receive $1,250 for each Board meeting attended. In addition, directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.
     Eligible Directors are also eligible to participate in the 2004 Stock Plan, which replaced the Directors Stock Option Plan. The Management Development, Compensation and Stock Option Committee (the “Management Development Committee”) or, if there is no such committee or similar committee, the Board, administers the 2004 Stock Plan. Unless otherwise specified in the 2004 Stock Plan, the Management Development Committee has the power to select the recipients of awards under the 2004 Stock Plan, including Eligible Directors, and has broad power to determine the terms of awards and to change such terms in various ways subsequent to grant. The 2004 Stock Plan permits grants to Eligible Directors of non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance share awards, including cash, and deferred stock units at any time prior to October 22, 2014. Except for a single incentive stock option grant of 10,000 options, the Management Development

Committee has only awarded non-qualified stock options under the 2004 Stock Plan. The exercise price for a non-qualified stock option will be not less than 100% of the fair market value of Common Stock on the date of grant. Fair market value means, for purposes of determining the value of Common Stock on the grant date, the closing sale price of the Common Stock on The Nasdaq Stock Market’s Global Market (“Nasdaq Global Market”) on the grant date. No stock grants were made to Eligible Directors in fiscal 2010 under the 2004 Stock Plan. The exercisability of options under the 2004 Stock Plan is accelerated in the event of the occurrence of certain changes in control of the Company. See “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control.” In addition, such options become immediately exercisable in the event that the Eligible Director’s service on the Board is terminated by the Company, he is not re-nominated by the Company to serve on the Board or, if re-nominated, is not re-elected, or voluntarily resigns from the Board at the request of the Company. All options granted under the 2004 Stock Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated due to the termination of the Eligible Director’s service as a director of the Company.
     The 2004 Stock Plan also permits Eligible Directors to purchase shares of Common Stock through the 2004 Stock Plan in exchange for all or a portion of the cash fees payable to them for serving as a director of the Company (“Directors Stock Purchase Rights Option”). By December 31 of each year, a director must make his or her election to purchase shares of Common Stock in exchange for all or a portion of a director’s fees payable from December 1 of that year to December 1 of the next year.
     Directors fees are payable in cash on March 1, June 1, September 1 and December 1 of each year. On each of these dates, we determine the number of shares of Common Stock each Director who has elected to participate in the Directors Stock Purchase Rights Option has earned on that date. This determination is made by dividing all director’s fees payable on each of those dates which the Director has elected to exchange for Common Stock, by the fair market value of the Common Stock on that date. Any portion of the director’s fees payable on each of those dates which the Director has not elected to receive in Common Stock will be paid to the Director in cash. The fair market value of the Common Stock will be determined by using the closing sale price of the Common Stock on the Nasdaq Global Market on the grant date. We will issue share certificates for all shares of Common Stock purchased in a calendar year by December 15th of such year unless a director requests by written notice to receive his or her share certificate at any time during the year.
CORPORATE GOVERNANCE
Board Leadership Structure and Board and Committee Information
     The Company’s Board consists of seven independent directors, including the Chairman of the Board, Mr. Marz, and one management director, Mr. Rittenour, the President and Chief Executive Officer of the Company. The Board is responsible for direction of the overall affairs of the Company. The Board has established three standing committees, being the Audit Committee, the Management Development, Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee, as further detailed below. Each of the committees is comprised solely of independent directors, and each committee has a different chair. The Company believes that it is beneficial to have a non-executive Chairman who is responsible for leading the Board. The Company also believes that its predominantly independent Board, mixed with the experience of its management director, constitutes a leadership structure that is most appropriate for the Company and its shareholders at this time because it supports strategy development and execution and facilitates information flow between senior management and the Board. The Board retains the authority to modify this structure to best address the Company’s unique circumstances as and when appropriate.
     Our directors are elected to serve until their successors are elected. The Board, and each committee thereof, meets formally from time to time and also takes action by consent resolutions. During the fiscal year ended June 30, 2010, the Board met a total of seven times. All of the current directors who are standing for re-election attended 100% of the total meetings of the Board, and of any committee on which they served, held during the period in fiscal 2010 in which they served as directors or members of any such committees. Our policy is that each director is strongly encouraged to attend the Annual Meeting of Shareholders if reasonably possible. All of the directors, except one, attended the 2009 Annual Meeting of Shareholders.

     Chairman. Mr. Marz has been elected by the directors to serve as non-executive Chairman of the Board. The Chairman provides leadership to enhance the Board’s effectiveness, presides over meetings of the directors, and serves as liaison between the Board and management. The Chairman is responsible for determining when to hold executive sessions held by the independent directors.
     The Board has delegated certain authority to an Audit Committee, a Management Development, Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee to assist it in executing its duties. The Board has adopted charters for each of these Committees. The charters are available on our website at www.perceptron.com. The Board determined that all of the directors, other than Mr. Rittenour, are “independent directors” as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. (“Nasdaq”).
     The composition and principal functions of each Committee are as follows:
     Audit Committee. The Audit Committee is currently comprised of three outside members of the Board: Messrs. Ratigan, who serves as Chairman, Beattie and Smith. The Board determined that all of the members of the Audit Committee are independent as required by the rules of the Securities and Exchange Commission (“SEC”) and Nasdaq listing standards for audit committee members. In addition, the Board determined that Mr. Ratigan qualified as an “audit committee financial expert” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The Audit Committee held five meetings in fiscal 2010.
     On November 18, 2009 the Board approved and adopted the Audit Committee’s revised charter. The Audit Committee’s primary responsibilities include the following:
(i)	oversee the Company’s financial reporting process on behalf of the Board;

(ii)	review, appoint, compensate, retain and oversee the accounting firm to be appointed as the Company’s independent registered public accounting firm;

(iii)	review in advance the nature and extent of all services provided to the Company by its independent registered public accounting firm;

(iv)	review the independence of the Company’s independent registered public accounting firm;

(v)	review the scope, purpose and procedures of the audit;

(vi)	review the Company’s annual earnings press release, the audited financial statements and the proposed footnotes to be included in the Company’s Annual Report on Form 10-K with management and the auditors;

(vii)	report annually to the Board whether the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC;

(viii)	review with such auditors its experience, findings and recommendations upon completion of the audit and receive from the auditors their required communications under generally accepted auditing standards;

(ix)	review the Company’s quarterly earnings releases and financial statements with management and the auditors;

(x)	review the Company’s Quarterly Reports on Form 10-Q for filing with the SEC;

(xi)	review the Company’s proxy statement when authority is delegated by the Board;

(xii)	review the adequacy of the Company’s internal accounting procedures and financial controls and management’s report on internal control over financial reporting required by applicable SEC rules;

(xiii)	oversee compliance by the Company with legal and regulatory requirements;

(xiv)	establish procedures for receipt, retention and handling of complaints and concerns regarding financial matters;

(xv)	act as the Qualified Legal Compliance Committee;

(xvi)	review and approve any related party transactions;

(xvii)	monitor the Company’s risk management activities; and

(xviii)	review and reassess annually the adequacy of the Audit Committee’s charter and performance.

     Management Development, Compensation and Stock Option Committee. The Management Development, Compensation and Stock Option Committee (“Management Development Committee”) is currently comprised of three outside members of the Board: Messrs. DeCocco, who serves as Chairman, Beattie and Dabrowski.
     On November 12, 2007, the Board approved and adopted the Management Development Committee’s revised charter. The Management Development Committee’s primary responsibilities include the following:
(i)	review the Company’s compensation programs and policies;

(ii)	establish and administer the compensation programs and policies for the Company’s CEO and other officers and key employees under its purview;

(iii)	administer the Company’s stock-based compensation plans;

(iv)	review and recommend compensation for service on the Board;

(v)	provide a compensation committee report for inclusion in the Company’s proxy statement;

(vi)	monitor the Company’s succession planning; and

(vii)	review and reassess annually the adequacy of the Management Development Committee’s charter and performance.
Twelve employees are currently under the purview of the Management Development Committee, including all of the executive officers named in the Summary Compensation Table included herein. Mr. Rittenour participates in meetings of the Management Development Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview. The Management Development Committee reviews and approves the compensation of employees under its purview other than Mr. Rittenour. The Management Development Committee separately determines the compensation of Mr. Rittenour in executive session. Pursuant to its charter, the Management Development Committee is authorized to retain any compensation consultants or other advisors as it deems appropriate to assist in compensation matters. The Management Development Committee has the sole authority to hire and fire any compensation consultant. Since 2008, the Management Development Committee has periodically engaged Sullivan Cotter and Associates, Inc. (“Sullivan Cotter”) to serve as an independent compensation consultant to the Management Development Committee regarding annual profit sharing and director and executive compensation matters. Sullivan Cotter performed limited work at the direction and under the supervision of the Management Development Committee during fiscal 2010. The Management Development Committee held three meetings in fiscal 2010.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) is currently comprised of three outside members of the Board: Messrs. Dabrowski, who serves as Chairman, DeCocco and Oswald. The Board determined that all members of the Nominating Committee are independent as required by the Nasdaq listing standards for nominating committee members.
     On November 12, 2007, the Board approved and adopted the Nominating Committee’s revised charter. The Nominating Committee’s primary responsibilities include the following:
(i)	establish criteria for the selection of new Board members;

(ii)	conduct searches and interviews for individuals qualified to become Board members;

(iii)	make recommendations to the Board regarding director nominees to stand for election as directors at each annual meeting of shareholders or to fill vacancies on the Board;

(iv)	recommend to the Board the directors to serve on the standing committees of the Board and the structure and functions of such committees;

(v)	develop policies and procedures for Board consideration of shareholder recommendations of Board nominees and handling of shareholder proposals;

(vi)	develop a process for shareholders to communicate with the Board;

(vii)	advise the Board on corporate governance matters, including development, review and assessment of corporate governance principles;

(viii)	oversee the Board and committee self-evaluation process;

(ix)	evaluate independence of each Board member; and,

(x)	review and reassess annually the adequacy of the Nominating Committee’s charter and performance.

     The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, professionals and other sources outside the Company, which could include third party search firms. The Nominating Committee will evaluate and screen the list of potential nominees and narrow the list to individuals they believe best satisfy the needs of the Company, with a strong preference given to the continuation of the current Board members. The Nominating Committee will conduct interviews and gather additional information concerning the individuals, as they deem appropriate. Based on the foregoing, the Nominating Committee will recommend to the Board the number of members of the Board to be elected at the next annual meeting of shareholders of the Company and the persons to be nominated for election to the Board. Director candidates need not possess any specific minimum qualifications. Rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board. While the Company does not have a formal written diversity policy, the Nominating Committee considers diversity of director nominees in terms of background, experience, skill set and expertise in matters relating to the Company’s business in an effort to promote balanced deliberation and consideration of matters presented to the Board. Among the desired qualities that the Nominating Committee will consider are: (i) high ethical character; (ii) practical intelligence and judgment, an inquiring mind and a good range of problem solving skills; (iii) independence; (iv) ability to work in a collaborative culture; (v) high-level leadership experience and personal achievement; (vi) sufficient personal commitment and time to devote to responsibilities as a director; and (vii) capacity and desire to represent the balanced best interests of the shareholders as a whole.
     The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources except that the Nominating Committee will not consider a director nominee proposed by a shareholder if (i) the shareholder does not submit the required information timely (see “Shareholder Proposals and Nominees for 2011 Annual Meeting — Shareholder Nominees”); (ii) the shareholder or group of shareholders proposing the director nominee do not beneficially own, in the aggregate, more than 5% of the Company’s Common Stock, with the Common Stock used to satisfy this requirement owned for at least one year prior to the date of the recommendation, or (iii) the shareholder proposes as the nominee himself or herself, or an affiliate or affiliated party. See “Shareholder Proposals and Nominees for 2011 Annual Meeting — Shareholder Nominees” for a description of the procedures to be used by shareholders to submit recommendations of possible director nominees to the Nominating Committee. The Nominating Committee held three meetings in fiscal 2010.
Shareholder Communications with the Board of Directors
     Shareholders desiring to communicate with the Board or any individual director may send communications to the Board in writing by mail addressed to the Board of Directors or an individual director, c/o Vice President, General Counsel & Secretary, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 or by e-mail addressed to dgeiss@perceptron.com.
Code of Ethics
     We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to the Company’s directors, executive officers and other employees. The Code of Ethics is available on our website at www.perceptron.com. Shareholders may also obtain a written copy of the Code of Ethics, without charge, by sending a written request to the Investor Relations Department, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. We will disclose any amendments to, or waivers from, the provisions of the Code of Ethics applicable to the directors or executive officers on the Company’s website.
     Certain information relating to corporate governance matters can be viewed at www.perceptron.com. There we make available, free of charge, our (i) charters for the Audit Committee, Management Development, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee and (ii) Code of Ethics. We intend to post additional information on this website from time to time as the Board adopts or revises policies and procedures. The information found on our website is not part of this or any report we file with, or furnish to, the SEC.

Audit Committee Report
     In accordance with its revised charter, which was approved and adopted by the Board on November 18, 2009, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the accounting policies, internal controls and financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Board, the Company’s independent registered public accounting firm and the financial management of the Company.
     The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.
     The Audit Committee received from the independent registered public accounting firm and reviewed a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with the applicable requirements of Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence), as may be modified or supplemented, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be amended or supplemented, as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.
     The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended June 30, 2010, including the quality of accounting principles and significant judgments affecting the financial statements and the results of Grant Thornton LLP’s independent audit described above.
     The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent registered public accounting firm.
     Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm and in light of its role and responsibilities, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for each of the last three years ended June 30, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 for filing with the Securities and Exchange Commission. Further, the Audit Committee approved the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2011.

AUDIT COMMITTEE:	James A. Ratigan, Chairman
David J. Beattie
Terryll R. Smith
Management Development, Compensation and Stock Option Committee Interlocks and Insider Participation
     The Management Development Committee currently consists of Messrs. Beattie, Dabrowski and DeCocco. During fiscal 2010, no member of the Management Development Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Management Development Committee formerly served as an officer of the Company or any of its subsidiaries. See “Proposal 1 — Election of Directors”. During fiscal 2010, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on our Board or on our Management Development Committee.

PROPOSAL 2 —
RATIFICATON OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2
     As provided in its charter, the Audit Committee selects our independent registered public accounting firm, reviews the scope of the annual audit and approves all audit and non-audit services permitted under applicable law to be performed by the independent registered public accounting firm. The Audit Committee has evaluated the performance of Grant Thornton LLP (“Grant Thornton”) and has selected them as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended June 30, 2011. Grant Thornton has served as our independent accountants since March 8, 2002. You are requested to ratify the Audit Committee’s appointment of Grant Thornton. Representatives of Grant Thornton are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders present at the meeting.
     A majority of the votes cast at the annual meeting is required for ratification. However, by Nasdaq and SEC rules, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. Therefore, if shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.
     Additional information regarding the Company’s independent registered public accounting firm can be found on page 26.
Required Vote
     Approval of the ratification of the Company’s independent auditors requires a majority of the votes cast on the matter. For purposes of determining the number of votes cast with respect to the ratification of the Company’s independent auditors, only those cast “for” or “against” are included, and abstentions and broker non-votes are not counted for this purpose.
     PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS UNLESS OTHERWISE INDICATED ON THE PROXY.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS
Principal Shareholders
     The following table sets forth information with respect to beneficial ownership of the Common Stock by each person known by us to be the beneficial owner of more than five percent of our outstanding Common Stock. The number of shares reported is as of the dates indicated in the footnotes below. The percentage of class is based on 8,988,233 shares of Common Stock outstanding on September 24, 2010. The information has been furnished by each such person.

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership(1)		of Class
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	860,763	(2)	9.58
Eliot Rose Asset Management, LLC and Gary S. Siperstein 1000 Chapel View Blvd., Suite 240 Cranston, RI 02920	827,752	(3)	9.21
Tapestry Investment Partners, LP 1000 Chapel View Blvd., Suite 240 Cranston, RI 02920	500,000	(4)	5.56
Rutabaga Capital Management LLC 64 Broad Street, 3rd Floor Boston, MA 02109	778,675	(5)	8.66
Lazarus Investment Partners LLLP, Lazarus Management Company LLC and Justin B. Borus 2401 E. 2nd Ave., Suite 600 Denver, CO 80206	546,526	(6)	6.08

(1)	Unless otherwise indicated below, each shareholder listed has sole voting and sole investment power with respect to all shares beneficially owned by such person.

(2)	Based on a Holdings Report on Form 13F, dated and filed with the SEC on August 9, 2010, by Royce & Associates, LLC (“Royce”) which disclosed that Royce owned 860,763 shares as of June 30, 2010. In its statement on Schedule 13G, dated and filed with the SEC on January 26, 2010, Royce reported that it had sole power to dispose of and sole power to vote 875,763 shares of Common Stock.

(3)	Based upon its statement on Schedule 13G, dated and filed with the SEC on October 4, 2010, Eliot Rose Asset Management, LLC (“Eliot Rose”) and Gary Siperstein disclosed that they beneficially owned 827,752 shares as of September 30, 2010.

(4)	Based upon its statement on Schedule 13G, dated February 5, 2010 and filed with the SEC on February 8, 2010, Tapestry Investment Partners, LP (“Tapestry”) disclosed that it owned 500,000 shares as of December 31, 2009. The Company has been advised by Tapestry that the shares owned by Tapestry are also included in the amount of beneficial ownership disclosed by Eliot Rose and Mr. Siperstein above.

(5)	Based on a Holdings Report on Form 13F, dated and filed with the SEC on August 12, 2010, by Rutabaga Capital Management LLC (“Rutabaga”), which disclosed that Rutabaga owned 778,675 shares as of June 30, 2010. In its statement on Schedule 13G, dated and filed February 8, 2010, Rutabaga reported that it had sole power to dispose of 815,675 shares, sole power to vote 487,183 shares and shared power to vote 328,492 shares of Common Stock.

(6)	Based upon its statement on Schedule 13G, dated and filed on February 16, 2010, Lazarus Investment Partners LLLP (“Lazarus Partners”), Lazarus Management Company LLC (“Lazarus Management”) and Justin B. Borus disclosed that Lazarus Partners owned 546,526 shares as of December 31, 2009. Further, based upon its statement, the shares are beneficially owned by Lazarus Partners which is advised by Lazarus Management. Lazarus Management and Mr. Borus disclaim beneficial ownership of such shares of Common Stock.

Beneficial Ownership by Directors and Executive Officers
     The following table sets forth information with respect to beneficial ownership of the Common Stock by each of our directors and director nominees, the persons named in the Summary Compensation Table and by all our directors and executive officers as a group as of September 24, 2010, unless otherwise indicated. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

	Amount and Nature
Name of Beneficial Owner(1)	of Beneficial Ownership	Percent of Class
David J. Beattie (2)(3)	32,770	*
Kenneth R. Dabrowski (2)(4)	101,307	1.12
Philip J. DeCocco (2)(5)	88,678	*
W. Richard Marz (2)(6)	101,778	1.13
Robert S. Oswald (2)(7)	110,650	1.23
James A. Ratigan (2)(8)	34,000	*
Harry T. Rittenour (2)(9)	165,450	1.81
Terryll R. Smith (2)(10)	25,000	*
Mark S. Hoefing (11)	132,553	1.47
John H. Lowry, III (12)	28,360	*
Richard Price	2,350	*
All current executive officers and directors as a group (11 persons)(13)	822,896	8.72

*	Less than 1% of class

(1)	To the best of the Company’s knowledge, based on information reported by such directors and officers or contained in the Company’s shareholder records.

(2)	Serves as a member of the Board of the Company.

(3)	Includes options to purchase 28,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(4)	Includes options to purchase 31,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(5)	Includes options to purchase 31,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(6)	Includes options to purchase 53,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(7)	Includes options to purchase 22,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(8)	Represents options to purchase 34,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(9)	Includes options to purchase 157,250 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(10)	Represents options to purchase 25,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(11)	Includes options to purchase 51,800 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(12)	Includes options to purchase 20,750 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

(13)	Includes options to purchase 453,800 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 24, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. Directors, officers and greater than ten percent shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established and we are required to report in this proxy statement any failure to file by these dates during our last fiscal year. To our knowledge, all of these filing requirements were satisfied during our last fiscal year by our officers, directors and ten percent shareholders. In making this statement, we have relied solely on the representations of our directors, officers and ten percent shareholders and copies of the reports that have been filed with the SEC.
EXECUTIVE OFFICERS
     The executive officers listed below were appointed by the Board and serve in the capacities indicated. Executive officers are normally appointed annually by the Board and serve at the pleasure of the Board.

Name and Age	Position and Principal Occupations
Harry T. Rittenour, 64	President and Chief Executive Officer of the Company since January 2008. Mr. Rittenour’s business experience is described under “Proposal 1 — Election of Directors.”

Mark S. Hoefing, 51	Senior Vice President — Industrial Business Unit of the Company since March 2008 and acting head of Global Automotive Business Unit from September 2007 to March 2008. Mr. Hoefing was Vice President - Sales and Marketing of the Company from December 2004 until March 2008. Prior to that he was Director — Sales and Marketing of the Company from March 2001 until December 2004.

John H. Lowry, III, 63	Vice President — Finance and Chief Financial Officer of the Company since June 2007. He served as Vice President and Chief Financial Officer of Catuity Inc., a provider of information technology software and services, from May 2000 to January 2007.

Richard Price, 43	Vice President — Commercial Products Business Unit of the Company since November 2009. From February 2006 to April 2009, Mr. Price was Director, North American Operations and Global OEM Account Manager, for Teradyne Diagnostic Solutions Ltd., a supplier of integrated service bay diagnostic and manufacturing test equipment. From August 1996 to February 2006, Mr. Price was Chief Operating Officer and Automotive Director for Dearborn Group, Inc., a supplier of high-tech measurement and monitoring devices.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
     The following table sets forth certain information as to compensation paid by us for services rendered in all capacities to the Company and its subsidiaries during fiscal 2010 and 2009 to (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our executive officers as of June 30, 2010 (collectively, the “named executive officers” or “NEOs”). Please see below for additional narrative disclosure of the Company’s compensation philosophy, practices and fiscal 2010 compensation decisions.
SUMMARY COMPENSATION TABLE FOR FISCAL 2010 AND 2009

					Non-Equity
					Incentive Plan	All Other
		Salary	Bonus	Option Awards	Compensation	Compensation
Name and Principal Position	Fiscal Year	($)	($)	($)(1)	($)(2)	($)(3)	Total
Harry T. Rittenour,	2010	294,231	—	0	0	11,680	$305,911
President and Chief	2009	232,731	—	27,240	0	19,525	$279,496
Executive Officer

Mark S. Hoefing,	2010	215,769	—	0	0	11,961	$227,730
Senior Vice President,	2009	217,462	—	10,525	0	18,317	$246,304
Industrial Business Unit

John H. Lowry III,	2010	187,077	—	0	0	13,507	$200,584
Vice President —	2009	187,808	—	8,420	0	22,101	$218,329
Finance and Chief Financial Officer

Richard Price,	2010	113,539 (4)	10,000 (5)	27,634	0	5,201	$156,374
Vice President, Commercial Products Business Unit

(1)	Represents the compensation cost incurred during the applicable fiscal year associated with stock options awarded prior to the end of such fiscal year calculated in accordance with FASB ASC Topic 718. These amounts are based on the aggregate fair value of such awards as of the grant date, excluding any forfeiture reserves recorded for these awards. There can be no assurance that the FASB ASC Topic 718 option award amounts shown above will ever be realized. The assumptions we used to calculate these amounts are included in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2010.

(2)	No profit sharing payments were earned under our 2010 Annual Incentive Plan. As discussed under “Compensation of Executive Officers — Compensation Analysis and Discussion — Annual Profit Sharing/Non-Equity Incentive Plan Compensation,” the plan only provides for annual profit sharing payments based on annual performance goals for fiscal 2010 which were not achieved.

(3)	“All Other Compensation” in fiscal 2010 is comprised of (i) the dollar value of any life insurance premiums we paid in fiscal 2010 with respect to term life insurance for the benefit of the named executives as follows: Mr. Rittenour $1,758; Mr. Hoefing $567; Mr. Lowry $3,032; and Mr. Price $161, (ii) the dollar value of any supplemental executive disability insurance premiums we paid in fiscal 2010 for the benefit of the named executives as follows: Mr. Rittenour $322; Mr. Hoefing $230; Mr. Lowry $940, and Mr. Price $420, (iii) payments for a car allowance made in fiscal 2010 for the benefit of Messrs. Rittenour and Price, and (iv) the aggregate incremental cost to the Company in fiscal 2010 for personal and business use by Messrs. Hoefing and Lowry of a company leased automobile including insurance, gasoline and maintenance expenses. SEC rules require automobile related costs of commuting and other uses not directly and integrally related to our business to be disclosed as compensation to the executive. Because we do not track automobile use in this way, the automobile related costs included in the table for Messrs. Hoefing and Lowry represent 100 percent of our actual expenditures for both personal and business use of the leased automobiles.

(4)	Effective November 9, 2009, Mr. Price was appointed Vice President — Commercial Products Business Unit. This amount represents the salary earned by Mr. Price during fiscal 2010 after his employment commenced.

(5)	Mr. Price received a signing bonus when he became Vice President — Commercial Products Business Unit in November 2009.

     The following narrative disclosure is intended to provide additional information and place in perspective the compensation information contained in the Summary Compensation Table that precedes this discussion and in the Outstanding Equity Awards at 2010 Fiscal Year-End Table that follows this discussion.
     Our executive compensation program consists of five components:
•	Base salary;

•	Annual cash profit sharing incentive opportunities;

•	Long-term incentives represented by stock-based awards;

•	Employee benefits; and

•	Severance and change in control benefits.
     Base Salary. The Management Development Committee recognizes the importance of a competitive compensation structure in retaining and attracting valuable senior executives. Executive salary levels are reviewed and established annually. The salaries received by our executives generally reflect their levels of responsibility, our profitability and other factors, such as assessments of individual performance and market practices.
     Our approach to NEO base salaries is to ensure that they are competitive so that they are effective in attracting and retaining a high quality executive team. Similarly, in designing our employee benefit programs and severance and change in control benefits, we strive to offer benefits consistent with the general practice of comparable companies.
     In fiscal 2010, the Management Development Committee did not increase the base salary of Harry T. Rittenour, our President and Chief Executive Officer, or our other executive officers. The Management Development Committee deferred consideration of increases of base salary until it had an opportunity to better evaluate progress in implementing our long-term business strategy approved earlier in fiscal 2010.
     Annual Profit Sharing/Non-Equity Incentive Plan. Our executive officers are eligible for annual cash profit sharing incentive opportunities. Generally, at the beginning of each fiscal year, the Management Development Committee develops a profit sharing plan applicable to all team members, including the Chief Executive Officer of the Company, the other NEOs and our other executives.
     For fiscal 2010, the Management Development Committee adopted the 2010 Annual Incentive Compensation Plan (the “2010 Annual Incentive Plan”), which applied to Mr. Rittenour, the other NEOs, our other executives and director-level employees, and the Fiscal Year 2010 Profit Sharing Plan, which applied to all team members of the Company, other than those included in the 2010 Annual Incentive Plan. Because our fiscal 2010 revenue was below the applicable revenue threshold, and we incurred an operating loss, no bonuses were payable for fiscal 2010 to Mr. Rittenour or the other executive officers in fiscal 2010 under these plans.
     No discretionary bonuses were paid to Mr. Rittenour or the other executive officers in fiscal 2010.
     In the case of our annual profit sharing incentive, each of our team members, including the NEOs and other executives, has a set target percentage of their base salary that can be earned as an annual cash profit sharing incentive for achievement of Company-wide performance metrics.
     Fiscal 2011 Annual Incentive Plan
     For fiscal 2011, the Management Development Committee adopted the Fiscal 2011 Annual Incentive Compensation Plan (the “2011 Annual Incentive Plan”), which applies to Mr. Rittenour, the other NEOs, our other executives and director-level employees, and the Fiscal Year 2011 Profit Sharing Plan, which applies to all team members of the Company, other than those included in the 2011 Annual Incentive Plan.

     Under the 2011 Annual Incentive Plan, the Company’s director-level team members, officers and named executive officers can earn annual incentive cash compensation as follows: seventy percent (70%) based upon performance against pre-established financial targets; twenty percent (20%) based upon achievement of two individual performance criteria that are aligned with the Company’s strategic objectives; and the final ten percent (10%) of any bonus is at the discretion of the Management Development Committee. The financial targets and individual performance criteria include threshold, target and maximum level bonus objectives for the executive officers. The amount of the award of any cash bonuses under the Annual Incentive Plan for fiscal 2011 performance will be based on the Company’s achievement of specified results with respect to corporate operating income and revenue targets for fiscal 2011.
     If the threshold, target or maximum performance objectives are met, participants will receive a bonus payment under the 2011 Annual Incentive Plan, with the specific amount that such participant receives dependent on individual and company performance and, for certain named executive officers, business unit performance.
     The amount that could be received by our President and Chief Executive Officer under the 2011 Annual Incentive Plan ranges from 0% (assuming the threshold objectives were not met) and 50% of base salary, with a threshold bonus amount of 10% of base salary. For each of the other named executive officers, the amount such officers could receive under the Annual Incentive Plan ranges from 0% to 40% of base salary, with a threshold bonus amount of 8% of base salary.
     The financial targets and weightings relevant to the cash incentive determination for fiscal 2011 for each of the named executive officers will be as follows: Messrs. Rittenour and Lowry, Company operating income (40%) and Company revenue (30%), Mr. Price, Company operating income (40%), Company revenue (10%) and Commercial Products Business Unit revenue (20%), and Mr. Hoefing, Company operating income (40%), Company revenue (10%) and Industrial Business Unit revenue (20%).
     After completion of fiscal 2011, the Management Development Committee will determine the extent to which the specified goals relating to the financial targets and individual goals have been achieved and will determine the actual amounts to be paid.
     The Management Development Committee reserves the right, at its sole and absolute discretion, to change the eligibility for participation under the 2011 Annual Incentive Plan, to revise, eliminate or otherwise modify any performance targets, to modify any participant’s target bonus, or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the 2011 Annual Incentive Plan, regardless of the level of performance targets that have been achieved, including to provide for no incentive payout to a participant even though one or more performance targets have been achieved.
     Participating team members under the 2011 Annual Incentive Plan must be employed on or before December 31, 2010 in order to be eligible. Those hired between July 1, 2010 and December 31, 2010 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal 2012.
     Fiscal 2011 Profit Sharing Plan
     Under the Fiscal 2011 Profit Sharing Plan (the “2011 Profit Sharing Plan”), most of the Company’s team members below the director level can earn a profit sharing cash payment based upon pre-established financial targets. The financial targets include threshold, target and maximum level bonus objectives for team members. The amount of the award of any cash bonuses under the 2011 Profit Sharing Plan for fiscal 2011 performance will be based on our achievement of specified results with respect to corporate operating income targets for fiscal 2011.
     Team member participation levels are stated as a percentage of base salary. There is a cap on the amount of the bonus that could be earned. The profit sharing pool will be distributed pro-rata according to each team member’s predetermined participation level.

     After completion of fiscal 2011, the Management Development Committee will determine the extent to which the specified goals relating to the financial targets have been achieved and will determine the actual amounts to be paid.
     The Management Development Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the 2011 Profit Sharing Plan, to revise, eliminate or otherwise modify any performance targets, to modify any participant’s target bonus, or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the Profit Sharing Plan, regardless of the level of performance targets that have been achieved, including to provide for no incentive payout to a participant even though one or more performance targets have been achieved.
     Participating team members under the 2011 Profit Sharing Plan must be employed on or before December 31, 2010 in order to be eligible. Those hired between July 1, 2010 and December 31, 2010 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal 2012.
     Stock-Based Incentives. The 2004 Stock Plan permits the Management Development Committee to grant stock appreciation rights, restricted stock, restricted stock units, performance share awards and deferred stock units, in addition to incentive and non-qualified stock options.
     The Management Development Committee periodically reviews the various stock-based incentive alternatives available to the Company under the 2004 Stock Plan as part of its development of a program to provide appropriate long-term incentives to the executive team and more closely align their interests with the Company and its shareholders.
     Based upon those reviews, the Management Development Committee determined to use grants of non-qualified stock options as the Company’s long-term stock incentive program for the executive team. The Management Development Committee also has determined to continue its past practice of using non-qualified stock options to motivate team members at other levels within the Company. In reaching its decision, the Management Development Committee considered the tax impact of each alternative form of stock grant on the Company and the team members, the accounting treatment of each alternative, particularly under FASB ASC Topic 718 (formerly FAS 123R), the cash impact on the Company of each alternative and the relevant level of incentive each alternative would provide team members. The decision to use non-qualified stock options was principally based upon the Committee’s determination that options provide greater incentive to team members because of the beneficial tax treatment for team members as compared to other alternatives and because team members are more familiar with this form of stock incentive. The use of non-qualified stock options will provide the Company with a tax deduction upon exercise of the options not generally available with incentive stock options. The Management Development Committee also believes that the use of non-qualified stock options will allow them to develop an attractive stock incentive program, while minimizing related accounting expense and maximizing the positive impact on the Company’s cash.
     Stock option grants have historically been utilized by the Company as part of its compensation program for all levels of team members, including the Company’s executives. The Company’s stock option program permits team members to buy a specific number of shares of Common Stock in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, this use of stock option grants reflects the Company’s philosophy of linking compensation to performance. In addition, the Management Development Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders. We also utilize stock options as part of our standard compensation package developed to attract highly qualified candidates to the Company.
     Mr. Price was granted an option under the 2004 Stock Plan to purchase 20,000 shares of Common Stock upon his joining the Company as Vice President, Commercial Products Business Unit in November 2009, which is consistent with the level of options granted to other executive officers when they joined the Company.

     No other stock grants were made to Mr. Rittenour, the other executive officers or any other team member in fiscal 2010.
     Options granted to Mr. Price in fiscal 2010 become exercisable in four equal annual installments, beginning one year from the date of initial grant, at an exercise price equal to the fair market value of the Common Stock on the date of the initial grant. In addition, any portion of the options that is not exercisable becomes exercisable immediately upon a Change in Control of the Company as described under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control”.
     The Management Development Committee grants stock options to the NEOs, members of the Board of Directors and other team members periodically as they deem appropriate, although generally not more frequently than annually. The exercise price of each stock option grant is established based upon the fair market of the Common Stock on the Grant Date, which typically is the first business day of the month following the month in which the grant was approved by the Management Development Committee. Because the Management Development Committee generally meets just prior to the issuance of our quarterly or annual earnings press release, the Grant Date has generally been within two to three weeks following the announcement of an earnings press release by the Company. The Management Development Committee generally provides for options to become exercisable immediately upon a Change in Control. This provides executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests, and to provide for continuity of management during the pendency of a transaction that could result in a Change in Control of the Company.
     Employee Benefits. All of our team members, including the NEOs and our other executives, receive customary benefits such as medical, dental and vision plans, short and long-term disability and group life insurance. In addition, the NEOs and certain other executives receive enhanced life insurance and supplemental long term executive disability benefits, commensurate with their higher compensation levels.
     We also maintain a 401(k) Profit Sharing Plan (the “401(k) Plan”) in which all team members, including the NEOs and our other executives, are eligible to participate on the same basis. All team members are eligible to contribute up to 75% of their salaries on a pre-tax basis to the 401(k) Plan. For calendar year 2010, the annual maximum contribution limit was $16,500 for employees under 50 years of age and $22,000 for employees 50 years of age or older. In addition, the Board of Directors may authorize the Company, from time to time, to match a portion of the team members’ contributions to the 401(k) Plan. Until April 1, 2009, the approval was to match 50% of each team member’s voluntary contribution to the 401(k) Plan up to the annual maximum contribution limit set forth above, including those made by the NEOs and our other executives. Effective April 1, 2009, the Company match was suspended and remains suspended.
     To facilitate the performance of their management responsibilities, we provide certain key employees selected perquisites, such as either a company paid automobile lease and related expenses or allowance, relocation benefits to key employees when they join us, and other personal benefits.
     Severance Agreements. In fiscal 2005, the Board, upon recommendation of the Management Development Committee, authorized the implementation of formal severance agreements for the Company’s executive officers. The terms of the severance agreements are described under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control”. The Board determined it appropriate to formalize the Company’s general severance policies and practices for its executive team and at the same time institute enhanced severance arrangements payable in the event of a termination of the executive’s employment following a Change in Control of the Company. The Board and Management Development Committee believe that the enhanced severance arrangements are necessary in order to provide executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests, and to provide for continuity of management during the pendency of a transaction that could result in a Change in Control of the Company. The Management Development Committee, in developing its recommendations to the Board, consulted with an outside compensation consultant hired by the Committee and the Company’s outside legal counsel. Based upon the foregoing, the Management Development Committee believes that the severance agreements contain terms and conditions which are comparable to those used by other companies that are similar in size to the Company.

     The NEOs have all entered into our standard executive agreement not to compete, restricting the executive’s right to compete with us for the longer of twelve months following the termination of employment or the period post-termination during which we are required to make payments to the executive, and standard employee proprietary information and inventions agreement, containing confidentiality provisions and a two-year post-termination restriction on soliciting our employees. We have the right to cease all further payments under the NEO’s severance agreement in the event that the NEO violates the executive non-competition agreement. The NEOs must sign a standard release to receive payments under the severance agreements, including standard non-disparagement provisions.
     Payments under the severance agreements, when aggregated with any other “golden parachute” amounts (defined under Code Section 280G as compensation that becomes payable or accelerated due to a Change in Control) payable under any of our other plans, agreements or policies, currently can not exceed the golden parachute cap under Code Sections 280G and 4999. See “Compensation of Executive Officers — Compensation Discussion and Analysis — Golden Parachute Excise Tax” below for a further discussion of our policy with respect to golden parachute amounts.
     Deductibility of Executive Compensation. Code Section 162(m) restricts the deductibility of executive compensation paid to the chief executive officer and any of the four most highly compensated executive officers at the end of the fiscal year to the extent such compensation (including gains from the exercise of certain stock options) exceeds $1,000,000 in any year. There are exceptions to the limitation for performance-based compensation that is based on nondiscretionary, pre-established performance goals.
     Our Board established certain restrictions on the granting of options under the 1992 Stock Option Plan and the 2004 Stock Plan, which replaces the 1992 Stock Option Plan, so that compensation realized in connection with the stock-based grants under both plans would be exempt from the restrictions on deductibility under Section 162(m). The 1992 Stock Option Plan restricted to 200,000 the number of shares of Common Stock that could be subject to options granted to any salaried employee in any fiscal year. The 2004 Stock Plan restricts stock grants to any participant in any fiscal year as follows: (i) up to 200,000 shares of Common Stock may be subject to stock option grants, (ii) up to 200,000 shares of Common Stock may be subject to stock appreciation right grants, (iii) up to 200,000 shares of Common Stock may be subject to restricted stock awards, and (iv) up to 200,000 shares of Common Stock may be subject to performance share awards. It is important to note that while these restrictions allow the Management Development Committee continuing discretion in establishing executive officer compensation, they do limit such discretion by restricting the size of stock awards which the Management Development Committee may grant to any single individual. The permitted size of the stock awards to a single individual was established based on the determination of the maximum number of shares which would be required to be granted in any fiscal year to retain or attract a chief executive officer of the Company.
     We do not believe that other components of our compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility under Section 162(m). Accordingly, we believe that we have taken appropriate actions to preserve the deductibility of most of the annual performance bonuses and long-term performance incentive awards the Management Development Committee is likely to award in any given year. We will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Code.
     The Management Development Committee recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards to enable us to attract, retain and motivate highly qualified executives. It has the authority to approve non-deductible compensation in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations and guidance, no assurance can be given that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.
     Stock Option Expense. We are required under FASB ASC Topic 718 to record compensation expense associated with stock awards to our employees, including the NEOs , as more fully discussed in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. As discussed above, the Management Development Committee does consider the impact of FASB ASC Topic 718 in determining to use grants of non-qualified stock options as our principal long-term incentive program for the executive team. Further, the Management Development Committee does consider the amount of compensation expense required to be recorded in determining the size of stock option grants to the Chief Executive Officer and the aggregate grants made to the remainder of the executive team and team members generally.
     Golden Parachute Excise Tax. Code Section 280G imposes tax penalties on golden parachute payments associated with a Change in Control of the Company to the extent they exceed a specified level. These penalties include a 20% excise tax on executives receiving these excess payments and the elimination of our tax deduction for these payments. Payments under our severance agreements and from the acceleration of the exercisability of our stock options in the event of a Change in Control of the Company are potentially subject to these tax penalties. Currently, payments under our severance agreements are capped at an amount that will not trigger the excise tax. There is no similar limitation on the acceleration of the exercisability of stock options since we believe it is unlikely that the acceleration of options alone would cause an executive to exceed the specified level. The Management Development Committee recognizes the need to retain flexibility to make compensation decisions that may cause payments to executives to exceed the levels specified in Code Section 280G to enable us to attract, retain and motivate highly qualified executives. It therefore has the authority to approve compensation that would exceed the specified level or to remove the cap contained in the severance agreements in appropriate circumstances.
     Deferred Compensation. We have also structured our executive compensation program with the intention that it complies with or be exempt from Internal Revenue Code Section 409A (“Code Section 409A”) which may impose additional taxes on our executives for certain types of deferred compensation that are not in compliance with or exempt from Code Section 409A.
     Because the Company’s policy is to either comply with or exempt payments from Code Section 409A, it does not generally assume responsibility for any additional tax, interest, or penalties under Code Section 409A, although it has the authority to do so in appropriate circumstances. Also, because of ambiguities and uncertainties as to the application and interpretation of Code Section 409A and the related regulations and guidance, no assurance can be given that compensation intended by us to comply with or be exempt from Code Section 409A will in fact do so.
Employment Agreements
     None of our executive officers, including Mr. Rittenour, has an employment agreement with us, other than the agreements discussed under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control”.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides information with respect to unexercised options held by the NEOs as of June 30, 2010.
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price	Date(1)
Harry T. Rittenour	5,000	15,000	(2)	$3.43	5/31/2019
	50,000	50,000	(3)	$8.81	1/31/2018
	11,250	3,750	(4)	$8.92	5/31/2017
	12,500	—		$6.98	1/1/2016
	25,000	—		$6.71	9/30/2014
	25,000	—		$1.42	9/2/2012
	18,000	—		$1.24	1/1/2012
	10,500	—		$1.53	1/1/2011
Mark S. Hoefing	2,500	7,500	(5)	$2.80	3/1/2019
	5,000	5,000	(6)	$12.68	3/31/2018
	6,000	2,000	(7)	$8.92	5/31/2017
	5,000	—		$6.98	1/1/2016
	10,000	—		$7.22	1/2/2015
	10,000	—		$6.69	5/31/2014
	3,300	—		$6.97	2/9/2014
	3,000	—		$2.08	1/1/2013
	7,000	—		$1.73	12/1/2012
John H. Lowry III	2,000	6,000	(5)	$2.80	3/1/2019
	12,500	12,500	(8)	$9.90	7/1/2017
Richard Price	—	20,000	(9)	$3.15	11/30/2019

(1)	Options expire on the date indicated or, if earlier, one year after the optionee’s death or permanent disability or three months after the optionee’s termination of employment.

(2)	One third of these shares will vest on each of June 1, 2011, 2012 and 2013.

(3)	One half of these shares will vest on each of February 1, 2011 and 2012.

(4)	These shares will vest on June 1, 2011.

(5)	One third of these shares will vest on each of March 2, 2011, 2012 and 2013.

(6)	One half of these shares will vest on each of April 1, 2011 and 2012.

(7)	These shares will vest on June 1, 2011.

(8)	One half of these shares will vest on each of July 2, 2010 and 2011.

(9)	One quarter of these shares will vest on each of December 1, 2010, 2011, 2012 and 2013.
Potential Payments Upon Termination or Change in Control
     We have entered into severance agreements with Messrs. Rittenour, Hoefing, Lowry, and Price. Under the terms of Mr. Rittenour’s severance agreement, in the event that we terminate his employment without “Cause” (provided such termination constitutes a “separation from service” under Code Section 409A), he will be paid an amount of cash severance equal to one times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of any bonus he would have earned for the year of termination had Mr. Rittenour been employed at the end of the applicable bonus period, and continuation of Company-provided health, welfare and automobile benefits for one year or, if earlier, the date of death. Under the terms of Messrs. Hoefing, Lowry and Price’s severance agreements, in the event their employment is terminated without “Cause” (provided such termination constitutes a “separation from service” under Code Section 409A), they will be paid an amount of severance equal to six months of their current annual base salary, as in effect immediately prior to their termination, a prorated portion of any bonus they would have earned for the year of termination had they been employed at the end of the applicable bonus period, and continuation of Company-provided health, welfare and automobile benefits for six months or, if earlier, the date of death. All severance payments and benefits will be paid or provided over the period during which we are required to provide the benefit.
     The severance agreements also provide that, if the employment of our executive officers is terminated for any reason other than death, disability or Cause (provided such termination constitutes a “separation from service” under Code Section 409A), or they resign for “Good Reason”, six months prior to or within two years after a “Change in Control”, in lieu of the severance described in the prior paragraph, Mr. Rittenour will be entitled to an amount of severance equal to two times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of his target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health benefits until Mr. Rittenour becomes eligible for Medicare benefits or, if earlier, the date of death, automobile benefits for one year or, if earlier, date of death, other welfare benefits for two years and continued coverage under director and officer liability insurance policies for six years, and Messrs. Hoefing, Lowry and Price will be entitled to an amount of severance equal to one times their current annual base salary, as in effect immediately prior to their termination, a prorated portion of their target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health, welfare and automobile benefits for one year or, if earlier, the date of death and continued coverage under director and officer liability insurance policies for six years. Base salary and bonus severance payments will be paid in a lump sum at the time of termination of employment and other benefits will be provided over the period during which we are required to provide the benefit. To the extent that any severance payments would not be exempt from Code Section 409A and the Executive is determined to be a “specified employee” as defined under Code Section 409A, then such payments will be suspended for six months from the date of the Executive’s termination of employment. Suspended payments will be paid in a lump-sum, plus interest at the prime rate, plus two percent, at the end of the suspension period. The special severance expires three years from the date of the severance agreement, except that such expiration date shall be extended for consecutive one year periods, unless, at least 180 days prior to the expiration date, we notify the executive in writing that we are not extending the term of these provisions.
     The NEOs have all entered into our standard executive agreement not to compete, restricting the executive’s right to compete with us for the longer of twelve months or the period in which we are required to make payments to the executive, and standard employee proprietary information and inventions agreement, containing confidentiality provisions and a two-year restriction on soliciting our employees. We have the right to cease all further payment under the NEOs severance agreements in the event that the NEO violates the executive non-competition agreement. The NEOs must sign a standard release to receive payments under the severance agreements, including standard non-disparagement provisions.
     Payments under the severance agreements, when aggregated with any other “golden parachute” amounts (defined under Code Section 280G as compensation that becomes payable or accelerated due to a Change in Control) payable under this agreement or any of our other plans, agreements or policies, shall not exceed the golden parachute cap under Code Sections 280G and 4999.
     Agreements relating to stock options granted under the 2004 Stock Plan to each of the executive officers named in the Summary Compensation Table, as well as stock options granted under the 2004 Stock Plan to our other officers beginning in fiscal 2006, provide that such options become immediately exercisable in the event of a Change in Control.
     Agreements relating to stock options granted under the 2004 Stock Plan prior to fiscal 2006 to our other officers also provide that such options become immediately exercisable in the event that the optionee’s employment is terminated without Cause, or there is a diminishment of the optionee’s responsibilities, following a Change in

Control of the Company or, if, in the event of a Change in Control, such options are not assumed by the person surviving the Change in Control or purchasing the assets in the Change in Control.
     “Change in Control” for purposes of the severance agreements, the 2004 Stock Plan is generally defined as:
•	A merger of the Company in which the Company is not the survivor,

•	A share exchange transaction in which our shareholders own less than 50% of the stock of the survivor,

•	The sale or transfer of all or substantially all of our assets, or

•	Any person, or group of persons who agree to act together to acquire, hold, vote or dispose of the Common Stock, acquires more than 50% of the Common Stock.
     To the extent the agreement or award under the 2004 Stock Plan is subject to Code Section 409A, the event shall not be considered a Change in Control unless it is also a change in ownership, effective control or in the ownership of a substantial portion of assets of the Company, within the meaning of Code Section 409A.
     “Cause” is generally defined as the executive’s:
•	Personal dishonesty in connection with the performance of services for the Company,

•	Willful misconduct in connection with the performance of services for the Company,

•	Conviction for violation of any law involving (A) imprisonment that interferes with performance of duties or (B) moral turpitude,

•	Repeated and intentional failure to perform stated duties, after written notice is delivered identifying the failure, and it is not cured within 10 days,

•	Breach of a fiduciary duty to the Company,

•	Breach of executive agreement not to compete or employee proprietary information and inventions agreement, or

•	Prior to Change in Control, engaging in activities detrimental to interests of the Company that have a demonstrable adverse effect on the Company.
     “Good Reason” is generally defined as the occurrence of any of the following events without the executive’s written consent, if the executive terminates employment within one year following the occurrence of such event:
•	Material diminution in the executive’s position, duties, responsibilities or status with the Company immediately prior to the Change in Control,

•	Material diminution in the executive’s base salary in effect immediately prior to the Change in Control which shall be a reduction in such base salary in effect immediately prior to the Change in Control which shall be a reduction in such base salary of five (5%) percent or more unless a greater reduction is required by Code Section 409A to constitute an “involuntary separation” from service,

•	Material required relocation of the executive’s principal place of employment which shall be a relocation of more than 50 miles from his or her place of employment prior to the Change in Control unless a relocation of a greater distance is required by Code Section 409A to constitute an “involuntary separation” from service, or

•	Breach of any provision in the severance agreements.
RELATED PARTY TRANSACTIONS
     Although we do not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Company’s Code of Ethics and are generally discouraged by the Company. To the extent any such transactions are proposed, they would be subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and the Nasdaq Marketplace Rules, which require that any such transactions required to be disclosed in our proxy statement be approved by a committee of independent directors of our Board of Directors.
INDEPENDENT ACCOUNTANTS
Policy for Pre-Approval of Audit and Non-Audit Services
     The Audit Committee has adopted a policy regarding audit and non-audit services that may be provided by our independent accountants. The policy sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent accountants must be pre-approved. The policy provides that the Audit Committee will consider whether services to be performed by the independent accountant are consistent with the SEC’s rules on auditor independence. In particular, the policy expressly names all services the independent accountant may not perform and, in the case of other services, requires the Audit Committee to consider whether the independent auditor is the best positioned to provide the most effective and efficient service.
     The policy provides that the Audit Committee will review and pre-approve annually, and periodically thereafter as required, the services proposed to be provided by the independent accountant in the categories of audit services, audit related services, tax services and all other services. In addition, the Audit Committee is to determine the appropriate ratio of audit, audit related and tax services to all other services. The Audit Committee has delegated to the chairman of the Audit Committee and, if he or she is unavailable, another member of the Audit Committee, authority to pre-approve audit and non-audit services proposed to be performed by the independent registered public accounting firm not previously approved by the Audit Committee. Under the policy, the Audit Committee is to be informed on a timely basis of services actually rendered by the independent accountant, including those pre-approved by a member of the Audit Committee. The Chief Financial Officer of the Company is to immediately report to the Chairman of the Audit Committee any breach of the policy.
     All of the services described below under audit fees, audit-related fees, tax fees and all other fees arising in fiscal 2010 and 2009 were approved by the Audit Committee pursuant to its pre-approval policies and procedures prior to the service being provided. None of the audit-related fees or tax fees described below arising in fiscal 2010 and 2009 were approved by the Audit Committee after the initiation of such services pursuant to an exemption from the SEC’s requirements relating to approval of these types of services by the Audit Committee prior to the provision of the service under Section 2.01(c)(7)(i)(C) of SEC Regulation S-X.
Fees Paid to Independent Registered Public Accounting Firm
     Audit Fees. The aggregate fees and expenses billed by Grant Thornton for professional services rendered for the audit of our annual consolidated financial statements and internal controls over financial reporting and reviews of the consolidated financial statements included in our Forms 10-Q and other regulatory filings were $312,385 during fiscal 2010 and $234,946 during fiscal 2009.
     Audit-Related Fees. The aggregate fees and expenses billed by Grant Thornton for professional services rendered for audit-related fees in fiscal 2010 were $4,329 and related to providing revenue recognition services. Grant Thornton did not render professional services for audit-related fees in fiscal 2009.
     Tax Fees. The aggregate fees and expenses billed by Grant Thornton for preparation of tax returns and miscellaneous tax-related services and advice were $6,183 in fiscal 2010 and $14,380 in fiscal 2009.
     All Other Fees. Grant Thornton did not render any other services for the Company in fiscal 2010 or fiscal 2009.
     The Audit Committee of the Board does not consider the provision of the services described above by Grant Thornton to be incompatible with the maintenance of Grant Thornton’s independence.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2011 ANNUAL MEETING
Shareholder Proposals
     Shareholder proposals intended to be presented at the 2011 annual meeting which are eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 promulgated under the Exchange Act, must be received by the Secretary of the Company at 47827 Halyard Drive, Plymouth, MI 48170, no later than June 9, 2011 in order to be considered for inclusion in our proxy statement relating to that meeting. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proposals be submitted by certified mail, return receipt requested.
     Shareholder proposals intended to be presented at the 2011 annual meeting which are not eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 are considered untimely under Rule 14a-5 promulgated under the Exchange Act unless received by the Secretary of the Company at the Company’s offices no later than August 23, 2011 and we expect the persons named as proxies for the 2011 annual meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal considered untimely at the 2011 annual meeting.
Shareholder Nominees
     Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating and Corporate Governance Committee for the 2011 Annual Meeting should submit such recommendations in writing to the Nominating and Corporate Governance Committee, c/o Vice President, General Counsel and Secretary, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 no later than May 10, 2011.
     The recommendation should be accompanied by the following: (i) the name, address, e-mail address (if any), and telephone number of the shareholder, the number of shares of the Company’s Common Stock beneficially owned by the shareholder and proof of the shareholder’s beneficial ownership of the Company’s Common Stock by one of the means set forth in Rule 14a-8(b)(2) promulgated under the Exchange Act; (ii) the name, address, e-mail address (if any) and telephone number of the proposed nominee and the number of shares of the Company’s Common Stock beneficially owned by the nominee; (iii) a detailed description of the proposed nominee’s business, professional, public, academic, scientific or technological experience and other qualifications for Board membership, including the name and address of other businesses for which the proposed nominee has provided services, or for which he or she has served as a director, in the last five years, a description of the proposed nominee’s specific experience in such position and the proposed nominee’s academic achievements; (iv) a description of any potential conflicts between the interests of the Company and its shareholders and the proposed nominee; (v) a written agreement by the proposed nominee to serve as a member of the Company’s Board if nominated and elected; and (vi) a written representation by the shareholder and the proposed nominee that the proposed nominee is not an affiliate or affiliated party with respect to the shareholder. The General Counsel will forward any recommendations to the Nominating and Corporate Governance Committee. The nominating shareholder and proposed nominee may be requested to provide additional information regarding the shareholder or the proposed nominee and to attend one or more interviews, in each case, as requested by the Board or Nominating and Corporate Governance Committee.
     See “Corporate Governance — Board of Directors and Committees” for a description of the standards used by the Nominating and Corporate Governance Committee to evaluate candidates recommended by shareholders.
OTHER MATTERS
     At the date of this Proxy Statement, the Board is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters requiring a shareholder vote properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment, to the extent permitted by law, on such matters.

ANNUAL MEETING OF SHAREHOLDERS OF
PERCEPTRON, INC.
November 16, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and 2010 Annual Report
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=05067
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 20830000000000000000 4	111610

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS Directors recommend a vote for the following nominees to hold office until the Annual Meeting of Shareholders in 2011.				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O David J. Beattie O Kenneth R. Dabrowski O Philip J. DeCocco O W. Richard Marz O Robert S. Oswald O James A. Ratigan O Harry T. Rittenour O Terryll R. Smith		2. RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS Directors recommend the ratification of the selection of Grant Thornton LLP as the Company’s independent auditors.	☐	☐	☐
Brokers executing proxies should indicate the number of shares with respect to which authority is conferred by this Proxy if less than all shares held as nominees are to be voted.

PLEASE EXECUTE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

If no choice is specified, this proxy will be voted for the election of the Company’s nominees as Directors (including the election of any person for the Board of Directors where a nominee named in the Proxy Statement is unable or, for good cause, will not serve) and for the ratification of the selection of Grant Thornton as the Company’s independent auditors.

Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the 2010 Annual Report, and the Proxy Statement and Notice of said meeting both dated October 7, 2010.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

1 ■
PERCEPTRON, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PERCEPTRON, INC.
The undersigned shareholder hereby appoints HARRY T. RITTENOUR, JOHN H. LOWRY, III and DAVID W. GEISS, or any one of them, the attorney and proxies of the undersigned, with power of substitution, to vote all shares of common stock of Perceptron, Inc. standing in the name of the undersigned at the close of business on September 24, 2010 at the Annual Meeting of Shareholders of Perceptron, Inc. to be held on Tuesday, November 16, 2010 at 9:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present.
The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated October 7, 2010. Proxies will be voted as instructed.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

COMMENTS:

■	14475 ■